                                                                    Exhibit 99.1

NEWS RELEASE


Contact:  Narendra "Pat" Pathipati,
          Executive Vice President & Chief Financial Officer
          ACT Manufacturing, Inc.
          (978) 567-4000

                        ACT MANUFACTURING, INC. REPORTS
                          THIRD QUARTER 2001 RESULTS


HUDSON, MASSACHUSETTS, OCTOBER 31, 2001 - ACT Manufacturing, Inc. (Nasdaq:ACTM) today reported results for the third quarter ended September 30, 2001.

For the three months ended September 30, 2001, revenue decreased 39 percent to $225,898,000 compared with $368,515,000 for the same period in 2000. For the nine months ended September 30, 2001, revenue increased 19 percent to $1,016,079,000 compared with $850,573,000 for the same period in the prior year.

Net loss for the three months ended September 30, 2001 was $24,136,000, or $1.41 per share, compared with net income of $8,200,000, or $0.45 per diluted share, for the same period in 2000. For the nine months ended September 30, 2001, net loss was $27,428,000, or $1.61 per share, compared with net income of $21,378,000, or $1.17 per diluted share, for the same period in 2000.

The current period results were affected by special charges, excess capacity costs, and inventory and receivable provisions of $20.5 million on an after tax basis taken in the third quarter as a result of the industry downturn. For the three months ended September 30, 2001, adjusted net income, which excludes the after-tax impact of special charges, excess capacity costs, inventory and receivable provisions primarily related to discontinued customers, and the amortization of goodwill and other intangible assets, was $538,000, or $0.03 per share, compared with $9,595,000, or $0.53 per share, for the same period in 2000. For the nine months ended September 30, 2001, adjusted net income was $12,794,000, or $0.75 per share, compared with $23,245,000, or $1.27 per share, for the same period in the prior year.

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

The Company generated positive cash flow for the three months ended September 30, 2001, which resulted in a reduction of global bank debt of $42,300,000 and accounts payable of $54,200,000 during the quarter.


                      CALCULATION OF ADJUSTED NET INCOME
                   (in thousands, except per share amounts)

                                                           Three Months Ended      Nine Months Ended
                                                              September 30,          September 30,
                                                         --------------------    ---------------------
                                                           2001        2000        2001         2000
                                                         --------     -------    --------      -------
Net (loss) income                                        $(24,136)    $ 8,200    $(27,428)     $21,378
Special charges, excess capacity costs, and credit
   provisions, net of tax                                  20,482           -      28,648            -
Goodwill and intangible asset amortization costs,
    net of tax                                              4,192       1,395      11,574        1,867
                                                         --------     -------    --------      -------
Adjusted net income                                      $    538     $ 9,595    $ 12,794      $23,245
Shares used for adjusted net income per share              17,081      18,256      17,065       19,239
Adjusted net income per share                               $0.03     $  0.53    $   0.75      $  1.27

  Adjusted net income per share is presented as supplemental information for illustrative purposes only and is not prepared in accordance with Generally Accepted Accounting Principles (GAAP). It is intended to help investors understand the earnings impact of certain non-cash items, special charges, and other non-recurring charges. The weighted average number of shares used to calculate adjusted net income per share is based on the weighted average number of shares used to calculate diluted net income (loss) per share.


Restructuring Actions

The downturn in the global economy has significantly impacted the Company's operating results. In response to this slowdown, management has announced and implemented plans related to restructuring and consolidating the Company's operations. The Company's strategies include facility closures and reallocation of production, significant reductions in workforce, aggressive reductions of excess inventory, and discontinuation of certain customer relationships. The Company remains committed to ongoing restructuring actions to align its operations with industry conditions.

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

A summary of the charges associated with these actions, as reflected in the condensed consolidated statement of operations for the three months ended September 30, 2001, is as follows (amounts in $000's):

--------------------------------------------------------------------------------
                                                           Three months ended
                                                           September 30, 2001
--------------------------------------------------------------------------------
Included in cost of goods sold:
--------------------------------------------------------------------------------
   Inventory provisions                                               $ 9,850
--------------------------------------------------------------------------------
   Facility closures                                                    6,309
--------------------------------------------------------------------------------
   Excess capacity on leased production lines                           5,767
--------------------------------------------------------------------------------
   Total charges in cost of goods sold                                 21,926
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Included in selling, general and administrative expenses:
--------------------------------------------------------------------------------
   Bad debt and other settlement losses incurred on
    discontinued customer relationships and other disputes             10,485
--------------------------------------------------------------------------------
   Employee severance arrangements                                      2,903
--------------------------------------------------------------------------------
   Total charges in operating expenses                                 13,388
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total charges                                                         $35,314
--------------------------------------------------------------------------------
Total charges, net of taxes                                           $20,482
--------------------------------------------------------------------------------

Inventory provisions consist of charges related to excess and obsolete inventories, which have been written down to net realizable value. The inventories relate primarily to discontinuation of certain customer relationships and the Company's efforts to reduce inventories on hand. The Company continued its inventory reduction program, which consisted of disposing of excess quantities of parts to customers and suppliers at less than full margin.

As part of the realignment program, a portion of the Company's facilities in California and Mexico have been closed and the Company has adjusted its Texas facility initiative. In addition, the Company has consolidated the PCB operations in Ireland into the England location, leaving the Ireland facility as a dedicated cable operation. During the fourth quarter, the Company will continue to evaluate its manufacturing facilities to ensure that the production capacity and workforce will be aligned with the current revenue run rate and industry environment. The recorded charge for facility closures represents the lease payments made in the current quarter as well as approximately $3.5 million in future lease payments.

During the third quarter, the Company's production required the use of only selected production lines. The lease payments associated with the excess
production lines approximated $5.8 million.   The Company is commencing
negotiations with the equipment lessors in an effort to reduce current cash outflow and restructure lease terms.

During the third quarter, the Company has incurred approximately $10.5 million in losses due to trade receivable write-offs as a result of termination of certain customer relationships and other disputes. In light of the economic environment, as well as the

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

potential costs and uncertainties associated with litigation, the Company has settled a significant portion of these cases.

During the third quarter, the Company reduced its workforce by 853 employees. These reductions, in addition to actions taken in the first two quarters of 2001, have resulted in the Company reducing its workforce from approximately 8,800 at January 1, 2001 to approximately 6,000 at September 30, 2001. In October 2001, over 1,000 additional employees were terminated to bring the total workforce to approximately 5,000. The annualized savings from these reductions total over $65 million.

During the third quarter, the Company met its working capital needs primarily through cash generated from operations as well as domestic and foreign bank borrowings. During the third quarter, the Company went into an over advance position on its collateral-based domestic credit facility. The Company was within the applicable borrowing base as of September 30, 2001. The Company also was in an over advance position in October 2001, however, the Company subsequently reduced its domestic loan balances within the applicable borrowing base. As a result of limitations on available borrowings, the Company must manage its inventory, shipments, receivables, payments and other cash flow items to remain within the applicable borrowing base or obtain alternative bank or other financing arrangements. The Company has been in ongoing discussions with its domestic bank syndicate to obtain required consents and amendments as well as to address required liquidity as the Company continues to transition its business in light of evolving industry and economic conditions. Given the Company's full utilization of its domestic credit facility for its North American operations, the Company is actively pursuing discussions with the domestic bank syndicate as well as considering other initiatives to improve its financial position and meet its liquidity needs. These other initiatives range from restructuring operating leases and vendor payment obligations, to pursuing additional foreign credit facilities, to exploring strategic options such as alternative financings and divestiture of certain assets.

There are no assurances that the Company will obtain any of the consents, amendments or liquidity facilities it seeks from its domestic bank syndicate, alternative sources of liquidity or other third parties.

In October 2001, the Company further reduced its domestic loan balance by approximately $27 million from the September 30, 2001 level.

Mr. John A. Pino, President, Chief Executive Officer and Chairman, said, "This past quarter we were able to generate positive cash flow from operations and meet the needs of our customers in a difficult environment. We continue to manage customer relations and collections, the supplier base and payables, inventory levels and our bank and other financing relationships as we adjust operations and position ourselves to provide EMS solutions in today's environment. While the management task is challenging, we have an experienced team which has worked through industry downturns in the past. We are

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

vigorously addressing near term challenges, and remain optimistic regarding the long-term prospects for our industry and company."

About ACT Manufacturing

ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, high-end computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly, and other value-added services. The Company has operations in California, Georgia, Massachusetts, Mississippi, England, France, Ireland, Mexico, Singapore, Taiwan and Thailand.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are neither guarantees nor promises, but which are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Forward-looking statements relate, among other things, to ACT's role in the electronics manufacturing services market, the results of actions taken by management, the strength of our customer's markets and the outsourcing model in the electronics industry, expected operating and financial results, sources of liquidity and capital resources, effects of our cash management plan, negotiations with lendors and other parties, anticipated results of restructuring efforts, developments within the customer base and market opportunities, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: changes or anticipated changes in economic conditions; trends in the electronics industry; the strength of our customers' markets and future customer demands; the financial condition of our customers; the inability to achieve satisfactory financial arrangements with bank lendors and other financial sources; the inability to successfully integrate acquired businesses, the inability to achieve expected synergies and cost associated with acquisitions; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and our customer base; our ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, our business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence and currency exchange rate movements. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports filed with the Securities and Exchange Commission, including our Annual

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

Report on Form 10-K for the period ended December 31, 2000 and the Quarterly Report on Form 10-Q for the period ended June 30, 2001.

                                      ###

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

                   ACT MANUFACTURING, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                          September 30,         December 31,
                                                                                  2001                  2000
                                                                                  ----                  ----
ASSETS

CURRENT ASSETS:
        Cash and cash equivalents                                         $     14,633          $     48,298
        Accounts and notes receivable, net                                     184,967               355,256
        Inventory                                                              215,965               401,325
        Deferred tax assets and income taxes refundable                         27,976                 8,258
        Prepaid taxes                                                            6,226                 2,506
        Prepaid expenses and other assets                                       11,983                 7,354
                                                                          ------------          ------------
               Total current assets                                            461,750               822,997
                                                                          ------------          ------------

PROPERTY AND EQUIPMENT -- net                                                   77,733                77,888
DEFERRED TAX  ASSET                                                              3,766                 1,647
GOODWILL -- Net                                                                139,235               144,250
OTHER ASSETS--Net                                                               16,932                19,235
                                                                          ------------          ------------
TOTAL                                                                     $    699,416          $  1,066,017
                                                                          ============          ============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
        Notes payable bank                                                $      7,615          $     10,863
        Current portion of long-term debt                                       21,956                15,627
        Current portion of other long-term liabilities                           1,088                 3,481
        Accounts payable                                                       142,594               335,621
        Advance from customer                                                        -                50,000
        Due to Bull SA                                                               -                 8,711
        Income tax payable                                                           -                 9,969
        Accrued expenses and other                                              30,006                37,868
                                                                          ------------          ------------
               Total current liabilities                                       203,259               472,140
                                                                          ------------          ------------

LONG-TERM DEBT -- Less current portion                                         189,339               255,517
CONVERTIBLE SUBORDIATED NOTES                                                  100,000               100,000
DEFERRED TAX LIABILITY                                                           8,159                 8,143
CAPITAL LEASE OBLIGATIONS                                                        2,740                 2,754
OTHER LONG-TERM LIABILITIES                                                      4,747                 7,219
CONTINGENCIES

STOCKHOLDERS' EQUITY:
        Common stock                                                               171                   170
        Additional paid-in capital                                             171,500               171,220
        Accumulated other comprehensive income                                  (2,724)                 (799)
        Retained earnings                                                       22,225                49,653
                                                                          ------------          ------------
               Total stockholders' equity                                      191,172               220,244
                                                                          ------------          ------------

TOTAL                                                                     $    699,416          $  1,066,017
                                                                          ============          ============

                   ACT MANUFACTURING, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)
                                  (Unaudited)

                                                        Three Months Ended September 30,      Nine Months Ended September 30,
                                                        --------------------------------     ---------------------------------
                                                           2001                   2000          2001                    2000
                                                           ----                   ----          ----                    ----
Net sales                                               $ 225,898              $ 368,515      $1,016,079             $ 850,573
Cost of goods sold including special charges
   and excess capacity costs                              233,754                335,203         975,509               774,571
                                                        ---------              ---------      ----------             ---------
Gross profit                                               (7,856)                33,312          40,570                76,002

Selling, general and administrative expenses
   including special charges and credit provisions         23,316                 12,260          56,106                29,509
Amortization of goodwill                                    3,690                  1,395          11,072                 1,867
                                                        ---------              ---------      ----------             ---------
Operating (loss) income                                   (34,862)                19,657         (26,608)               44,626
                                                        ---------              ---------      ----------             ---------

Interest and other expense, net                             6,754                  5,701          21,406                 9,066
                                                        ---------              ---------      ----------             ---------

(Loss) income before provision for income taxes           (41,616)                13,956         (48,014)               35,560

Income tax (benefit) expense                              (17,480)                 5,756         (20,586)               14,182
                                                        ---------              ---------      ----------             ---------

Net (loss) income                                       $ (24,136)             $   8,200      $  (27,428)            $  21,378
                                                        =========              =========      ==========             =========

Basic net (loss) income per common share                $   (1.41)             $    0.48      $    (1.61)            $    1.28
Diluted net (loss) income per common share              $   (1.41)             $    0.45      $    (1.61)            $    1.17

Weighted average shares outstanding -- basic               17,081                 16,919          17,065                16,728
Weighted average shares outstanding -- diluted             17,081                 18,256          17,065                18,239